Exhibit 11

                 TESORO PETROLEUM CORPORATION AND SUBSIDIARIES
                    INFORMATION SUPPORTING EARNINGS (LOSS)
                            PER SHARE COMPUTATIONS
                                  (Unaudited)
                   (In thousands, except per share amounts)

                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                             1995        1994
                                                             ----        ----
PRIMARY EARNINGS (LOSS) PER SHARE COMPUTATION:
 Earnings before extraordinary item. . . . . . . . . . . $  1,760       7,202
 Extraordinary loss on extinguishment of debt. . . . . .     -        ( 4,752)
                                                          --------    --------
 Net earnings  . . . . . . . . . . . . . . . . . . . . .    1,760       2,450
 Less dividend requirements on preferred stocks. . . . .     -          1,889
                                                          --------    --------
   Net earnings applicable to common stock . . . . . . . $  1,760         561
                                                          ========    ========

 Average outstanding common shares . . . . . . . . . . .   24,512      18,830
 Average outstanding common equivalent shares. . . . . .      607         625
                                                          --------    --------
   Average outstanding common and common equivalent
     shares. . . . . . . . . . . . . . . . . . . . . . .   25,119      19,455
                                                          ========    ========

 Primary Earnings (Loss) Per Share:
   Earnings before extraordinary item. . . . . . . . . . $    .07         .27
   Extraordinary loss on extinguishment of debt. . . . .     -       (    .24)
                                                          --------    --------
    Net earnings . . . . . . . . . . . . . . . . . . . . $    .07         .03
                                                          ========    ========

FULLY DILUTED EARNINGS (LOSS) PER SHARE COMPUTATION:
 Net earnings applicable to common stock . . . . . . . . $  1,760         561
 Add dividend requirements on preferred stocks . . . . .     -          1,889
                                                          --------    --------
   Net earnings (loss) applicable to common stock -
     fully diluted . . . . . . . . . . . . . . . . . . . $  1,760       2,450
                                                          ========    ========

 Average outstanding common and common equivalent shares   25,119      19,455
 Shares issuable on conversion of preferred shares . . .     -          3,486
 Other . . . . . . . . . . . . . . . . . . . . . . . . .     -             77
                                                          --------    --------
   Fully diluted shares. . . . . . . . . . . . . . . . .   25,119      23,018
                                                          ========    ========

 Fully Diluted Earnings Per Share - Anti-dilutive* . . . $    .07         .03
                                                          ========    ========


* This calculation is submitted in accordance with paragraph 601 (b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it produces an anti-dilutive result.

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